Exhibit 3.3

                 P&F INDUSTRIES ANNOUNCES ELECTION OF DIRECTORS

     FARMINGDALE, NY., April 27, 2004--P&F Industries, Inc. (Nasdaq NM:PFIN), today announced the election of two directors.

     On April 27, 2004, the Board of Directors of the Company elected Jeffrey D. Franklin and Mitchell A. Solomon to the Board of Directors.

     Jeffrey D. Franklin, 50, has been a Vice President and the Chief Financial Officer of Executive Charge Inc., a company providing billing and administrative services for affiliated corporations in the transportation, package delivery, radio communications and real estate managerial industries, for more than five years. Mr. Franklin is a Certified Public Accountant licensed in the State of New York. Mr. Franklin was also elected to serve as the Chairman of the Audit Committee of the Board of Directors. His term as a director will continue until the Company's 2006 Annual Meeting of Stockholders.

     Mitchell A. Solomon, 44, has been President of EBY Electro, Inc., a manufacturer of electric and electronic connectors and power supplies, for more than five years. Mr. Solomon was also elected to serve as a member of the Audit Committee and as Chairman of the Compensation Committee of the Board of Directors. Mr. Solomon's term as a director will continue until the Company's 2005 Annual Meeting of Stockholders.

     P&F Industries, Inc., through its four wholly owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc., Green Manufacturing, Inc. and Embassy Industries, Inc., manufactures and/or imports air-powered tools, hydraulic cylinders, baseboard and radiant heating products, and residential and commercial hardware. P&F's products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

     This is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, are based upon the Company's historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing. These risks could cause the Company's actual results for the 2004 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.                    Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.                   Jody Burfening
Chief Financial Officer                 Investor Relations
631-694-1800                            212-838-3777
www.pfina.com